Exhibit 10.57
April 7, 2020

The Nominating and Governance Committee of the
Board of Directors of Dell Technologies Inc.

Ladies and Gentlemen:

I confirm that I have been informed of and fully understand the disruption and uncertainty caused by the COVID-19 pandemic on the business and financial health of Dell Technologies Inc. and its subsidiaries (collectively, the “Company”). Effective beginning May 2, 2020 and for a period continuing through January 29, 2021, I knowingly and willingly agree to forgo receipt of all of my base salary except to the extent necessary to fund, on an after-tax basis, my contributions to continue to participate in the Company’s health and welfare benefit plans (the “Salary Reduction”). I understand that the Salary Reduction may end sooner if agreed to by the Nominating and Governance Committee of the Board of Directors of the Company. I hereby waive any claim that I might otherwise have under my employment agreement, applicable law or otherwise and release the Company from any liability with respect to the Salary Reduction. Notwithstanding the foregoing, I understand that the Salary Reduction does not modify other rights under my employment agreement or other compensation except with respect to incentive arrangements that are determined by reference to my base salary. Except for the amount of compensation for paid time off, the Salary Reduction is not intended to reduce any other Company employee benefit provided to me that is determined by reference to my base salary, except as may be required by applicable law. This waiver is provided with the understanding that in all other respects the terms of my employment remain in full force and effect and are unchanged.

By:_/s/ Michael S. Dell______
Name: Michael S. Dell

DELL TECHNOLOGIES INC.

By: _/s/ Robert Potts________
Name: Robert Potts
Title: Senior Vice President and Assistant Secretary

1